Exhibit 99.1

Contact:	Christine Skold
Interim Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FIRST QUARTER RESULTS

•	Comparable Sales Increase 5.1% in First Quarter
•	First Quarter EPS Increased 32% to $1.48 Per Share, $1.61 Excluding Non-Recurring Costs
•	Updates Fiscal 2020 Outlook

BIRMINGHAM, Ala. (May 24, 2019) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a leading athletic-inspired fashion retailer, today provided the following business updates:

First Quarter Results

Net sales for the 13-week period ended May 4, 2019, increased 25.0% to $343.3 million, including $59.4 million for City Gear, compared with $274.7 million for the 13-week period ended May 5, 2018.  Comparable store sales increased 5.1%.  Comparable store sales will not include sales from City Gear until the fourth quarter of Fiscal 2020.  E-commerce sales represented 8.3% of total sales for the first quarter.  Strength in footwear and sneaker-connected apparel & accessories continued to offset softer sales in licensed products and team sports.

Gross margin was 34.5% of net sales for the 13-week period ended May 4, 2019, compared with 35.2% for the 13-week period ended May 5, 2018.  The 70 basis point decrease was mainly due to increased freight costs from strong e-commerce sales and a $1.0 million expense incurred to amortize an inventory step-up value related to the City Gear acquisition.  Excluding non-recurring expenses, non-GAAP gross margin was 34.8% of net sales for the 13-week period ended May 4, 2019.

Store operating, selling and administrative expenses were 21.7% of net sales for the 13-week period ended May 4, 2019, compared with 22.5% of net sales for the 13-week period ended May 5, 2018.  The decrease as a percent of net sales was mainly due to overall leverage gained through higher sales.  SG&A expenses included $0.7 million in non-recurring costs related to the acquisition of City Gear, and $1.5 million in non-recurring impairment costs associated with our strategic realignment and accelerated store closure plan.  Excluding non-recurring costs, non-GAAP store operating, selling and administrative expenses were 21.1% of net sales for the 13-week period ended May 4, 2019.

Net income for the 13-week period ended May 4, 2019, was $27.4 million compared with net income of $21.5 million for the 13-week period ended May 5, 2018.  Excluding non-recurring costs, non-GAAP net income for the 13-week period ended May 4, 2019, was $29.8 million.  Earnings per diluted share was $1.48 for the 13-week period ended May 4, 2019, compared with earnings per diluted share of $1.12 for the 13-week period ended May 5, 2018.  Excluding non-recurring costs, non-GAAP earnings per diluted share was $1.61 for the 13-week period ended May 4, 2019.

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Jeff Rosenthal, President and Chief Executive Officer, stated, “Our first quarter results reflect improved performance in both the store and e-commerce channels.  We believe our improved web traffic and mobile app, along with continued traction in Buy Online, Pickup in Store, are translating to traffic in our stores and online.  We are moving forward with our plan to close our most unproductive stores.  Our City Gear integration is progressing as planned and we are encouraged by the improved inventory position.  Looking ahead, we are committed to the fundamentals of presenting a differentiated customer experience, building best in class teams and driving exceptional execution in all parts of the business.”

For the quarter, Hibbett opened three new stores, rebranded two Hibbett stores to City Gear stores, expanded one high-performing store, and closed 24 underperforming stores bringing the store base to 1,144 in 35 states as of May 4, 2019.

Strategic Realignment – Accelerated Store Closure Plan

As the retail environment continues to evolve, the Company is focused on improving the productivity of the store base while continuing to grow its omni-channel business to serve customers where and when they want to shop.  As previously reported, the Company is proceeding with the closing of approximately 95 Hibbett stores in Fiscal 2020, which is expected to result in non-recurring impairment and store closure charges in the range of $0.15 to $0.20 per diluted share in Fiscal 2020.

Balance Sheet and Stock Repurchases

Hibbett ended the first quarter of Fiscal 2020 with $117.0 million of available cash and cash equivalents on the consolidated balance sheet.  As of May 4, 2019, Hibbett had $26.0 million in debt outstanding and $74.0 million available under its credit facilities.

During the first quarter, the Company repurchased 259,432 shares of common stock for a total expenditure of $5.4 million.  Approximately $183.2 million remained authorized for future stock repurchases through January 29, 2022.

Fiscal 2020 Outlook

The Company is updating its full year guidance for Fiscal 2020:

	Updated	Previous
Comparable store sales	+0.5% - +2.0%	(1.0%) - +1.0%
Net store closings	(80) - (85)	(80) - (85)
Earnings per diluted share	$1.70 - $1.85	$1.50 - $1.70
Expected impact of non-recurring items (non-GAAP)	($0.25) - ($0.35)	($0.25) - ($0.35)
Earnings per diluted share excluding non-recurring items (non-GAAP)	$2.00 - $2.15	$1.80 - $2.00
Gross margin	(25)bps - (35)bps	(25)bps - (45)bps
Gross margin excluding non-recurring items (non-GAAP)	(35)bps - (45)bps	(35)bps - (55)bps
SG&A expense rate change	10bps - 15bps	15bps - 25 bps
SG&A expense rate change excluding non-recurring items (non-GAAP)	Flat - (10)bps	Flat
Depreciation	(10)bps	(10)bps – (20)bps
Tax rate	25.0%	24.5%
Capital expenditures	$18M - $22M	$18M - $22M
Share repurchase	$10M - $15M	$10M - $15M

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Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 24, 2019, to discuss first quarter Fiscal 2020 results.  The number to call for the live interactive teleconference is (212) 231-2934.  A replay of the conference call will be available until May 31, 2019, by dialing (402) 977-9140 and entering the passcode, 21922917.

The Company will also provide an online Web simulcast and rebroadcast of its first quarter Fiscal 2020 conference call.  The live broadcast of Hibbett’s quarterly conference call will be available online at www.hibbett.com under Investor Relations on May 24, 2019, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,100 stores under the Hibbett Sports and City Gear banners, primarily located in small and mid-sized communities.  Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com.  Follow us @hibbettsports and @citygear.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted net income, earnings per diluted share, gross margin and SG&A expenses as a percentage of net sales.  Management believes that non-GAAP net income, earnings per share, gross margin and SG&A expenses as a percentage of net sales, which exclude the effects of non-recurring expenses related to the acquisition of City Gear and our accelerated store closure plan, are useful measures for providing more accurate comparisons of our current financial results to historical operations, forward looking guidance and the financial results of peer companies.  The non-recurring costs related to the acquisition of City Gear include amortization of inventory step-up value, contingent earnout valuation update and professional service fees and expenses consisting primarily of investment banking, legal and accounting fees and expenses.  In future periods, such acquisition-related costs may include one or more of the following categories of expenses: (i) transition and integration costs, (ii) professional service fees and expenses and (iii) acquisition-related adjustments.  Future non-recurring costs related to the accelerated store closure plan may include: (i) lease and equipment impairment costs, (ii) third party liquidation fees, (iii) store exit costs, and (iv) residual lease costs.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements.  Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the “GAAP to Non-GAAP Reconciliation” that accompanies this press release.

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A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are “forward looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook,” “estimate,” “continue,” “will,” “may,” “could,” “possible,” “potential” or other similar words, phrases or expressions. For example, our forward-looking statements include statements regarding expectations around our online sales, our new mobile app and our Buy Online Pick Up in Store capabilities, the integration of and non-recurring costs relating to our acquisition of City Gear, store and associated impairment and store closure charges related to our accelerated store closure plan, the productivity of our store base, earnings per diluted share, comparable store sales, the impact of non-recurring costs and expenses, gross margin, SG&A expense, depreciation expense, tax rate, capital expenditures and our stock repurchase program.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the “Risk Factors,” “Business” and “MD&A” sections in our Annual Report on Form 10-K filed on April 18, 2019. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	May 4, 2019		May 5, 2018
		% of Sales		% of Sales
Net sales	$343,295		$274,707
Cost of goods sold	224,692	65.5%	177,934	64.8%
Gross margin	118,603	34.5	96,773	35.2
Store operating, selling and administrative expenses	74,622	21.7	61,904	22.5
Depreciation and amortization	7,223	2.1	6,248	2.3
Operating income	36,758	10.7	28,621	10.4
Interest expense, net	46	--	57	--
Income before provision for income taxes	36,712	10.7	28,564	10.4
Provision for income taxes	9,292	2.7	7,055	2.6
Net income	$27,420	8.0%	$21,509	7.8%

Basic earnings per share	$1.50		$1.13
Diluted earnings per share	$1.48		$1.12

Weighted average shares outstanding:
Basic	18,308		18,970
Diluted	18,535		19,143

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 4, 2019	February 2, 2019
Assets
Cash and cash equivalents	$116,963	$61,756
Inventories, net	248,548	280,287
Other current assets	21,279	25,813
Total current assets	386,790	367,856
Property and equipment, net	106,616	115,394
Right of use assets, net	203,655	-
Goodwill	19,661	23,133
Tradename intangible	32,400	32,400
Other noncurrent assets	5,571	7,282
Total assets	$754,693	$546,065

Liabilities and Stockholders' Investment
Accounts payable	$105,834	$107,315
Short-term lease liabilities	66,935	--
Credit facilities	26,000	35,000
Capital lease obligations	--	1,017
Accrued expenses	22,336	29,941
Total current liabilities	221,105	173,273
Long-term lease liabilities	161,300	--
Long-term capital lease	--	1,994
Other noncurrent liabilities	10,908	34,749
Stockholders' investment	361,380	336,049
Total liabilities and stockholders' investment	$754,693	$546,065

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Sales Information
Net sales increase (decrease)	25.0%	-0.4%
Comparable sales increase (decrease)	5.1%	-0.3%

Store Count Information
Beginning of period	1,163	1,079
New stores opened	5	7
Stores closed	(24)	(18)
End of period	1,144	1,068

Stores expanded or relocated	1	4
Estimated square footage at end of period (in thousands)	6,446	6,094

Balance Sheet Information
Average inventory per store	$216,317	$214,521

Share Repurchase Program
Shares	259,432	40,299
Cost (in thousands)	$5,355	$871

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

		Thirteen Weeks Ended May 4, 2019 Non-Recurring Costs
	GAAP Basis (As Reported)	Acquisition Costs (1)	Strategic Realignment Costs (2)	Non-GAAP Basis May 4, 2019
					% of Sales
Net sales	$343,295	$--	$--	$343,295
Cost of goods sold	224,692	956	--	223,736	65.2%
Gross margin	118,603	956	--	119,559	34.8
Store operating, selling and administrative expenses	74,622	734	1,485	72,403	21.1
Depreciation and amortization	7,223	--	--	7,223	2.1
Operating income	36,758	1,690	1,485	39,933	11.6
Interest expense, net	46	--	--	46	--
Income before provision for income taxes	36,712	1,690	1,485	39,887	11.6
Provision for income taxes	9,292	(428)	(376)	10,096	2.9
Net income	$27,420	$1,262	$1,109	$29,791	8.7%

Basic earnings per share	$1.50	$0.07	$0.06	$1.63
Diluted earnings per share	$1.48	$0.07	$0.06	$1.61

Weighted average shares outstanding:
Basic	18,308	18,308	18,308	18,308
Diluted	18,535	18,535	18,535	18,535

1)Non-recurring acquisition costs represent costs incurred during the thirteen weeks ended May 4, 2019, related to the acquisition of City Gear, LLC and consists primarily of amortization of inventory fair-market value step-up, contingent earnout valuation update and legal, accounting and professional fees.

2) Non-recurring strategic realignment costs represent costs incurred during the thirteen weeks ended May 4, 2019, related to our accelerated store closure plan and consists of impairment costs.

-END OF EXHIBIT 99.1-